Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Directors
Family Room Entertainment Corporation

We consent to the inclusion by reference in this Registration Statement on Form S-8, of our report dated October 16, 2006, with respect to our audit of the consolidated balance sheet of Family Room Entertainment Corporation as of June 30, 2006, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the year then ended. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Ham, Langston & Brezina, L.L.P.
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Ham, Langston & Brezina, L.L.P.
Houston, Texas
June 10, 2008